Exhibit 99.1

LogMeIn Announces Stockholder Approval

in Connection with Merger with Citrix’s GoTo Business

BOSTON, January 25, 2017 – LogMeIn, Inc. (NASDAQ:LOGM) today announced that at a special meeting of its stockholders, the proposal to approve the issuance of shares of LogMeIn common stock to equityholders of Citrix Systems, Inc. was approved. This stockholder approval was required in connection with LogMeIn’s proposed merger with Citrix’s GetGo subsidiary, a wholly owned subsidiary consisting of Citrix’s GoTo family of service offerings.

First announced on July 26, 2016, the merger would bring together proven innovators with a shared belief in simplifying the way people connect to customers, colleagues and the world around them. The GoTo family of service offerings delivers collaborative communication solutions for small and medium sized businesses and has strong global brand recognition through leading products including GoToAssist, GoToMeeting, GoToMyPC, GoToTraining, GoToWebinar, Grasshopper and OpenVoice. LogMeIn, a leading provider of cloud-based connectivity, has rapidly attracted millions of users and thousands of leading businesses to its popular and disruptive products, including join.me, LastPass, LogMeIn Rescue and BoldChat, among others.

The merger is expected to be completed following the close of business on Tuesday, January 31, 2017, subject to satisfaction of the remaining closing conditions.

About LogMeIn

LogMeIn, Inc. (NASDAQ:LOGM) simplifies how people connect to each other and the world around them. With millions of users worldwide, LogMeIn’s cloud-based solutions make it possible for people and companies to connect and engage with their workplace, colleagues, customers and products anywhere, anytime. LogMeIn is headquartered in Boston with offices in Bangalore, Budapest, Dublin, Fairfax (VA), London, San Francisco, Sydney, Szeged, and Wichita (KS).

Forward-Looking Statements

This communication contains “forward-looking statements” concerning LogMeIn, Inc. (“LogMeIn”), Citrix Systems, Inc. (“Citrix”), GetGo, Inc. (“GetGo”), the proposed transactions and other matters. All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the current expectations, beliefs and assumptions of the management of LogMeIn concerning future developments, business conditions, anticipated synergies, pro forma financial results, LogMeIn’s plans to issue dividends in connection with the transaction, and their potential effects. There can be no assurance that future developments affecting the parties will be those that the parties anticipate.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (3) risks that any of the closing conditions to the proposed merger, including Citrix’s distribution of the shares of GetGo, may not be satisfied in a timely manner, (4) risks related to disruption of management time from ongoing business operations due to the proposed transactions, (5) failure to realize the estimated synergies or growth from the proposed transactions or that such benefits may take longer to realize than expected, (6) risks related to unanticipated costs of integration of GetGo by LogMeIn, (7) the effect of the consummation of the proposed transactions on the ability of LogMeIn and Citrix to retain and hire key personnel and maintain relationships with their key business partners and customers, and on their operating results and businesses generally, (8) the length of time necessary to consummate the proposed transactions, (9) adverse trends in economic conditions generally or in the industries in which the LogMeIn and Citrix operate, (10) adverse changes to, or interruptions in, relationships with third parties unrelated to the announcement, (11) LogMeIn’s ability to compete effectively and successfully and to add new products and services, (12) LogMeIn’s ability to successfully manage and integrate acquisitions, (13) the ability to attract new customers and retain existing customers in the manner anticipated, (14) unanticipated changes relating to competitive factors in the parties’ industries, and (15) the business interruptions in connection with the LogMeIn’s technology systems. Discussions of additional risks and uncertainties are contained in LogMeIn’s and Citrix’s filings with the U.S. Securities and Exchange Commission (the “SEC”). None of LogMeIn, Citrix or GetGo is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Important Additional Information and Where to Find It

In connection with the proposed transaction, LogMeIn filed a registration statement on Form S-4 with the SEC on September 16, 2016, as amended on October 20, 2016, November 18, 2016 and December 13, 2016, and which was declared effective on December 15, 2016. This registration statement includes a proxy statement that also constitutes a prospectus, which was sent to LogMeIn stockholders on or about December 20, 2016. Stockholders are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about LogMeIn, GetGo, Citrix and the proposed merger. The proxy statement/prospectus and other documents relating to the proposed transactions (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement/prospectus and other documents (when they are available) can also be obtained free of charge from LogMeIn upon written request to LogMeIn, Inc., Investor Relations, 333 Summer Street, Boston, MA 02210 or by calling (781) 897-0694.

LogMeIn Contacts:

Investors

Rob Bradley

781-897-1301

rbradley@LogMeIn.com

Press

Craig VerColen

781-897-0696

Press@LogMeIn.com

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